Calculation of Filing Fee Tables
S-8
Astrana Health, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	2,000,000	$ 25.19	$ 50,380,000.00	0.0001531	$ 7,713.18
Total Offering Amounts:						$ 50,380,000.00		$ 7,713.18
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,713.18
Offering Note
[1]	Note 1 - Amount Registered: Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (the "Registration Statement") also covers (i) such additional number of shares of common stock, par value $0.001 per share, of Astrana Health, Inc. ("Common Stock") issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement. Note 2 - Amount Registered: Represents shares of Common Stock reserved for issuance under the Astrana Health, Inc. Amended and Restated 2024 Equity Incentive Plan. Note 3 - Proposed Maximum Offering Price Per Unit: Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sales price per share of Common Stock as reported on The Nasdaq Stock Market LLC on June 6, 2025, which date is within five business days prior to filing this Registration Statement.